Exhibit 16.1

November 24, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 14 included in the Form 8-K dated November 24, 2009 of Green Irons Holdings Corp. to be filed with the Securities and Exchange Commission. We agree with such statements made regarding our firm.

Sincerely,

/s/ Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com